UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.    )

WESCO AIRCRAFT HOLDINGS, INC.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

950814103

(CUSIP Number)

December 31, 2011

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G

CUSIP No. 950814103

1	Names of Reporting Persons TCG Holdings, L.L.C.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 53,480,184

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 53,480,184

9	Aggregate Amount Beneficially Owned by Each Reporting Person 53,480,184

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 62.4%

12	Type of Reporting Person OO (Limited Liability Company)

SCHEDULE 13G

CUSIP No. 950814103

1	Names of Reporting Persons TC Group, L.L.C.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 53,480,184

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 53,480,184

9	Aggregate Amount Beneficially Owned by Each Reporting Person 53,480,184

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 62.4%

12	Type of Reporting Person OO (Limited Liability Company)

SCHEDULE 13G

CUSIP No. 950814103

1	Names of Reporting Persons TC Group IV Managing GP, L.L.C.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 53,480,184

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 53,480,184

9	Aggregate Amount Beneficially Owned by Each Reporting Person 53,480,184

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 62.4%

12	Type of Reporting Person OO (Limited Liability Company)

SCHEDULE 13G

CUSIP No. 950814103

1	Names of Reporting Persons TC Group IV, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 53,480,184

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 53,480,184

9	Aggregate Amount Beneficially Owned by Each Reporting Person 53,480,184

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 62.4%

12	Type of Reporting Person PN

SCHEDULE 13G

CUSIP No. 950814103

1	Names of Reporting Persons Carlyle Partners IV L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 53,480,184

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 53,480,184

9	Aggregate Amount Beneficially Owned by Each Reporting Person 53,480,184

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 62.4%

12	Type of Reporting Person PN

SCHEDULE 13G

CUSIP No. 950814103

1	Names of Reporting Persons Falcon Aerospace Holdings, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 53,480,184

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 53,480,184

9	Aggregate Amount Beneficially Owned by Each Reporting Person 53,480,184

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 62.4%

12	Type of Reporting Person OO (Limited Liability Company)

SCHEDULE 13G

CUSIP No. 950814103

1	Names of Reporting Persons Michael W. Allen

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 171,734

	6	Shared Voting Power 0

	7	Sole Dispositive Power 171,734

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 171,734

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.2%

12	Type of Reporting Person IN

SCHEDULE 13G

CUSIP No. 950814103

1	Names of Reporting Persons Michael Battenfield

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 45,030

	6	Shared Voting Power 0

	7	Sole Dispositive Power 45,030

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 45,030

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.1%

12	Type of Reporting Person IN

SCHEDULE 13G

CUSIP No. 950814103

1	Names of Reporting Persons Morris Benoun

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 68,252

	6	Shared Voting Power 0

	7	Sole Dispositive Power 68,252

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 68,252

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.1%

12	Type of Reporting Person IN

SCHEDULE 13G

CUSIP No. 950814103

1	Names of Reporting Persons John Chalaris

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 300,045

	6	Shared Voting Power 0

	7	Sole Dispositive Power 300,045

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 300,045

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.3%

12	Type of Reporting Person IN

SCHEDULE 13G

CUSIP No. 950814103

1	Names of Reporting Persons Han Sun Cho

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 106,753

	6	Shared Voting Power 0

	7	Sole Dispositive Power 106,753

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 106,753

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.1%

12	Type of Reporting Person IN

SCHEDULE 13G

CUSIP No. 950814103

1	Names of Reporting Persons Victoria J. Conner

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 14,058

	6	Shared Voting Power 0

	7	Sole Dispositive Power 14,058

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 14,058

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%

12	Type of Reporting Person IN

SCHEDULE 13G

CUSIP No. 950814103

1	Names of Reporting Persons Frank Derasmo

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 172,874

	6	Shared Voting Power 0

	7	Sole Dispositive Power 172,874

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 172,874

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.2%

12	Type of Reporting Person IN

SCHEDULE 13G

CUSIP No. 950814103

1	Names of Reporting Persons Gregory Dietz

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 59,954

	6	Shared Voting Power 0

	7	Sole Dispositive Power 59,954

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 59,954

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.1%

12	Type of Reporting Person IN

SCHEDULE 13G

CUSIP No. 950814103

1	Names of Reporting Persons Paul E. Fulchino

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 76,403

	6	Shared Voting Power 0

	7	Sole Dispositive Power 76,403

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 76,403

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.1%

12	Type of Reporting Person IN

SCHEDULE 13G

CUSIP No. 950814103

1	Names of Reporting Persons Stephen Gold

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 5,106

	6	Shared Voting Power 0

	7	Sole Dispositive Power 5,106

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 5,106

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%

12	Type of Reporting Person IN

SCHEDULE 13G

CUSIP No. 950814103

1	Names of Reporting Persons James E. Grason

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 3,879

	6	Shared Voting Power 0

	7	Sole Dispositive Power 3,879

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,879

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%

12	Type of Reporting Person IN

SCHEDULE 13G

CUSIP No. 950814103

1	Names of Reporting Persons George Hess

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 295,083

	6	Shared Voting Power 42,873

	7	Sole Dispositive Power 295,083

	8	Shared Dispositive Power 42,873

9	Aggregate Amount Beneficially Owned by Each Reporting Person 337,956

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.4%

12	Type of Reporting Person IN

SCHEDULE 13G

CUSIP No. 950814103

1	Names of Reporting Persons George and Lisa Hess Trust dated October 1, 2003

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizen or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 42,873

	6	Shared Voting Power 0

	7	Sole Dispositive Power 42,873

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 42,873

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%

12	Type of Reporting Person OO (Trust)

SCHEDULE 13G

CUSIP No. 950814103

1	Names of Reporting Persons John P. Jumper

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 45,134

	6	Shared Voting Power 0

	7	Sole Dispositive Power 45,134

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 45,134

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.1%

12	Type of Reporting Person IN

SCHEDULE 13G

CUSIP No. 950814103

1	Names of Reporting Persons Sheryl Knights

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 125,907

	6	Shared Voting Power 0

	7	Sole Dispositive Power 125,907

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 125,907

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.1%

12	Type of Reporting Person IN

SCHEDULE 13G

CUSIP No. 950814103

1	Names of Reporting Persons Mark Kuntz

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 156,950

	6	Shared Voting Power 0

	7	Sole Dispositive Power 156,950

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 156,950

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.2%

12	Type of Reporting Person IN

SCHEDULE 13G

CUSIP No. 950814103

1	Names of Reporting Persons Tommy Lee

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 298,683

	6	Shared Voting Power 3,224

	7	Sole Dispositive Power 298,683

	8	Shared Dispositive Power 3,224

9	Aggregate Amount Beneficially Owned by Each Reporting Person 301,907

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.4%

12	Type of Reporting Person IN

SCHEDULE 13G

CUSIP No. 950814103

1	Names of Reporting Persons Lee Living Trust

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizen or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 3,224

	6	Shared Voting Power 0

	7	Sole Dispositive Power 3,224

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,224

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%

12	Type of Reporting Person OO (Trust)

SCHEDULE 13G

CUSIP No. 950814103

1	Names of Reporting Persons Alex Murray

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizen or Place of Organization United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 405,529

	6	Shared Voting Power 0

	7	Sole Dispositive Power 405,529

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 405,529

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.5%

12	Type of Reporting Person IN

SCHEDULE 13G

CUSIP No. 950814103

1	Names of Reporting Persons Robert D. Paulson

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 57,457

	6	Shared Voting Power 0

	7	Sole Dispositive Power 57,457

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 57,457

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.1%

12	Type of Reporting Person IN

SCHEDULE 13G

CUSIP No. 950814103

1	Names of Reporting Persons John Segovia

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 52,992

	6	Shared Voting Power 0

	7	Sole Dispositive Power 52,992

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 52,992

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.1%

12	Type of Reporting Person IN

SCHEDULE 13G

CUSIP No. 950814103

1	Names of Reporting Persons Randy J. Snyder

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 1,989,711

	6	Shared Voting Power 0

	7	Sole Dispositive Power 1,989,711

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,989,711

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 2.3%

12	Type of Reporting Person IN

SCHEDULE 13G

CUSIP No. 950814103

1	Names of Reporting Persons Joshua Jack Snyder Exempt Trust U/T Randy Snyder 2005 Grantor Trust

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizen or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 1,278,046

	6	Shared Voting Power 0

	7	Sole Dispositive Power 1,278,046

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,278,046

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 1.5%

12	Type of Reporting Person OO (Trust)

SCHEDULE 13G

CUSIP No. 950814103

1	Names of Reporting Persons Joshua Jack Snyder Exempt Trust U/T Susan Snyder 2005 Grantor Trust

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizen or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 1,278,046

	6	Shared Voting Power 0

	7	Sole Dispositive Power 1,278,046

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,278,046

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 1.5%

12	Type of Reporting Person OO (Trust)

SCHEDULE 13G

CUSIP No. 950814103

1	Names of Reporting Persons Justin Henry Snyder Exempt Trust U/T Randy Snyder 2005 Grantor Trust

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizen or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 1,278,046

	6	Shared Voting Power 0

	7	Sole Dispositive Power 1,278,046

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,278,046

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 1.5%

12	Type of Reporting Person OO (Trust)

SCHEDULE 13G

CUSIP No. 950814103

1	Names of Reporting Persons Justin Henry Snyder Exempt Trust U/T Susan Snyder 2005 Grantor Trust

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizen or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 1,278,046

	6	Shared Voting Power 0

	7	Sole Dispositive Power 1,278,046

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,278,046

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 1.5%

12	Type of Reporting Person OO (Trust)

SCHEDULE 13G

CUSIP No. 950814103

1	Names of Reporting Persons Randy Snyder 2009 Extended Family Trust

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizen or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 1,425,448

	6	Shared Voting Power 0

	7	Sole Dispositive Power 1,425,448

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,425,448

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 1.7%

12	Type of Reporting Person OO (Trust)

SCHEDULE 13G

CUSIP No. 950814103

1	Names of Reporting Persons Susan Snyder 2009 Extended Family Trust

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizen or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 1,425,449

	6	Shared Voting Power 0

	7	Sole Dispositive Power 1,425,449

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,425,449

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 1.7%

12	Type of Reporting Person OO (Trust)

SCHEDULE 13G

CUSIP No. 950814103

1	Names of Reporting Persons Todd Ian Snyder Exempt Trust U/T Randy Snyder 2005 Grantor Trust

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizen or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 1,278,046

	6	Shared Voting Power 0

	7	Sole Dispositive Power 1,278,046

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,278,046

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 1.5%

12	Type of Reporting Person OO (Trust)

SCHEDULE 13G

CUSIP No. 950814103

1	Names of Reporting Persons Todd Ian Snyder Exempt Trust U/T Susan Snyder 2005 Grantor Trust

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizen or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 1,278,046

	6	Shared Voting Power 0

	7	Sole Dispositive Power 1,278,046

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,278,046

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 1.5%

12	Type of Reporting Person OO (Trust)

SCHEDULE 13G

CUSIP No. 950814103

1	Names of Reporting Persons David L. Squier

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 62,489

	6	Shared Voting Power 0

	7	Sole Dispositive Power 62,489

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 62,489

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.1%

12	Type of Reporting Person IN

SCHEDULE 13G

CUSIP No. 950814103

1	Names of Reporting Persons Chad Wallace

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 51,628

	6	Shared Voting Power 0

	7	Sole Dispositive Power 51,628

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 51,628

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.1%

12	Type of Reporting Person IN

SCHEDULE 13G

CUSIP No. 950814103

1	Names of Reporting Persons Shirley Warner

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 172,788

	6	Shared Voting Power 0

	7	Sole Dispositive Power 172,788

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 172,788

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.2%

12	Type of Reporting Person IN

SCHEDULE 13G

CUSIP No. 950814103

1	Names of Reporting Persons Bruce Weinstein

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 70,200

	6	Shared Voting Power 1,873

	7	Sole Dispositive Power 70,200

	8	Shared Dispositive Power 1,873

9	Aggregate Amount Beneficially Owned by Each Reporting Person 72,073

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%

12	Type of Reporting Person IN

SCHEDULE 13G

CUSIP No. 950814103

1	Names of Reporting Persons Bruce and Aida Weinstein Family Trust

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizen or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 1,873

	6	Shared Voting Power 0

	7	Sole Dispositive Power 1,873

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,873

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%

12	Type of Reporting Person OO (Trust)

SCHEDULE 13G

CUSIP No. 950814103

1	Names of Reporting Persons Hal Weinstein

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 901,000

	6	Shared Voting Power 0

	7	Sole Dispositive Power 901,000

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 901,000

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 1.0%

12	Type of Reporting Person IN

SCHEDULE 13G

CUSIP No. 950814103

1	Names of Reporting Persons Dana Wilkin

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 154,967

	6	Shared Voting Power 0

	7	Sole Dispositive Power 154,967

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 154,967

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.2%

12	Type of Reporting Person IN

SCHEDULE 13G

CUSIP No. 950814103

1	Names of Reporting Persons Wright Family Trust dated August 29, 2003

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizen or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 2,155

	6	Shared Voting Power 0

	7	Sole Dispositive Power 2,155

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,155

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%

12	Type of Reporting Person OO (Trust)

SCHEDULE 13G

Item 1.	(a)	Name of Issuer: Wesco Aircraft Holdings, Inc. (the “Issuer”)
	(b)	Address of Issuer’s Principal Executive Offices: 27727 Avenue Scott Valencia, CA 91355

Item 2.	(a)

Name of Person Filing:

Each of the following is hereinafter individually referred to as a “Carlyle Reporting Person” and collectively as the “Carlyle Reporting Persons.”  This statement is filed on behalf of:

TCG Holdings, LLC

TC Group, L.L.C.

TC Group IV Managing GP, L.L.C.

TC Group IV, L.P.

Carlyle Partners IV, L.P.

Falcon Aerospace Holdings, LLC

Each of the following is hereinafter individually referred to as a “Reporting Person” and collectively as the “Reporting Persons.”  This statement is also filed on behalf of:

Michael W. Allen

Michael Battenfield

Morris Benoun

John Chalaris

Han Sun Cho

Victoria J. Conner

Frank Derasmo

Gregory Dietz

Paul E. Fulchino

Stephen Gold

James E. Grason

George Hess

George and Lisa Hess Trust dated October 1, 2003

John P. Jumper

Sheryl Knights

Mark Kuntz

Tommy Lee

Lee Living Trust

Alex Murray

SCHEDULE 13G

Robert D. Paulson

John Segovia

Randy J. Snyder

Joshua Jack Snyder Exempt Trust U/T Randy Snyder 2005 Grantor Trust

Joshua Jack Snyder Exempt Trust U/T Susan Snyder 2005 Grantor Trust

Justin Henry Snyder Exempt Trust U/T Randy Snyder 2005 Grantor Trust

Justin Henry Snyder Exempt Trust U/T Susan Snyder 2005 Grantor Trust

Randy Snyder 2009 Extended Family Trust

Susan Snyder 2009 Extended Family Trust

Todd Ian Snyder Exempt Trust U/T Randy Snyder 2005 Grantor Trust

Todd Ian Snyder Exempt Trust U/T Susan Snyder 2005 Grantor Trust

David L. Squier

Chad Wallace

Shirley Warner

Bruce Weinstein

Bruce and Aida Weinstein Family Trust

Hal Weinstein

Dana Wilkin

Wright Family Trust dated August 29, 2003

(b)

Address or Principal Business Office:

The address for each of the Carlyle Reporting Persons is c/o The Carlyle Group, 1001 Pennsylvania Ave. NW, Suite 220 South, Washington, D.C. 20004-2505.

The address for each of the Reporting Persons is c/o Wesco Aircraft Holdings, Inc., 27727 Avenue Scott, Valencia, CA 91355.

(c)

Citizenship of each Reporting Person is:

Each of the Carlyle Reporting Persons is organized in the state of Delaware.

Each of the Reporting Persons is a citizen of the United States of America, except the George and Lisa Hess Trust dated October 1, 2003, the Lee Living Trust, the Joshua Jack Snyder Exempt Trust U/T Randy Snyder 2005 Grantor Trust, the Joshua Jack Snyder Exempt Trust U/T Susan Snyder 2005 Grantor Trust, the Justin Henry Snyder Exempt Trust U/T Randy Snyder 2005 Grantor Trust, the Justin Henry Snyder Exempt Trust U/T Susan Snyder 2005 Grantor Trust, the Randy Snyder 2009 Extended Family Trust, the Susan Snyder 2009 Extended Family Trust, the Todd Ian Snyder Exempt Trust U/T Randy Snyder 2005 Grantor Trust, the Todd Ian Snyder Exempt Trust U/T Susan Snyder 2005 Grantor Trust, the Bruce and Aida Weinstein Family Trust and the Wright Family Trust dated August 29, 2003, which are trusts organized in the State of California, and Alex Murray, who is a citizen of the United Kingdom.

SCHEDULE 13G

(d)	Title of Class of Securities: Common Stock, par value $0.001 (“Common Stock”)
(e)	CUSIP Number: 950814103

Item 3.
Not applicable.

Item 4.	Ownership
Ownership (a-c)
The ownership information presented below represents beneficial ownership of Common Stock as of December 31, 2011, based upon 85,752,087 shares of Common Stock outstanding as of February 6, 2012.

Reporting Person	Amount beneficially owned	Percent of class:	Sole power to vote or direct the vote:	Shared power to vote or to direct the vote:	Sole power to dispose or to direct the disposition of:	Shared power to dispose or to direct the disposition of:
TCG Holdings, L.L.C. (1) (2)	53,480,184	62.4%	0	53,480,184	0	53,480,184
TC Group, L.L.C. (1) (2)	53,480,184	62.4%	0	53,480,184	0	53,480,184
TC Group IV Managing GP, L.L.C. (1) (2)	53,480,184	62.4%	0	53,480,184	0	53,480,184
TC Group IV, L.P. (1) (2)	53,480,184	62.4%	0	53,480,184	0	53,480,184
Carlyle Partners IV, L.P. (1) (2)	53,480,184	62.4%	0	53,480,184	0	53,480,184
Falcon Aerospace Holdings, LLC (1) (2)	53,480,184	62.4%	0	53,480,184	0	53,480,184
Michael W. Allen	171,734	0.2%	171,734	0	171,734	0
Michael Battenfield	45,030	0.1%	45,030	0	45,030	0
Morris Benoun	68,252	0.1%	68,252	0	68,252	0
John Chalaris	300,045	0.3%	300,045	0	300,045	0
Han Sun Cho	106,753	0.1%	106,753	0	106,753	0
Victoria J. Conner	14,058	0.0%	14,058	0	14,058	0
Frank Derasmo	172,874	0.2%	172,874	0	172,874	0
Gregory Dietz	59,954	0.1%	59,954	0	59,954	0
Paul E. Fulchino (3)	76,403	0.1%	76,403	0	76,403	0
Stephen Gold	5,106	0.0%	5,106	0	5,106	0
James E. Grason	3,879	0.0%	3,879	0	3,879	0
George Hess	337,956	0.4%	295,083	42,873	295,083	42,873
George and Lisa Hess Trust dated October 1, 2003	42,873	0.0%	42,873	0	42,873	0
John P. Jumper (4)	45,134	0.1%	45,134	0	45,134	0
Sheryl Knights	125,907	0.1%	125,907	0	125,907	0
Mark Kuntz	156,950	0.2%	156,950	0	156,950	0

SCHEDULE 13G

Tommy Lee (5)	301,907	0.4%	298,683	3,224	298,683	3,224
Lee Living Trust (5)	3,224	0.0%	3,224	0	3,224	0
Alex Murray (6)	405,529	0.5%	405,529	0	405,529	0
Robert D. Paulson (7)	57,457	0.1%	57,457	0	57,457	0
John Segovia	52,992	0.1%	52,992	0	52,992	0
Randy J. Snyder (2) (8)	1,989,711	2.3%	1,989,711	0	1,989,711	0
Joshua Jack Snyder Exempt Trust U/T Randy Snyder 2005 Grantor Trust (2) (9)	1,278,046	1.5%	1,278,046	0	1,278,046	0
Joshua Jack Snyder Exempt Trust U/T Susan Snyder 2005 Grantor Trust (2) (9)	1,278,046	1.5%	1,278,046	0	1,278,046	0
Justin Henry Snyder Exempt Trust U/T Randy Snyder 2005 Grantor Trust (2) (9)	1,278,046	1.5%	1,278,046	0	1,278,046	0
Justin Henry Snyder Exempt Trust U/T Susan Snyder 2005 Grantor Trust (2) (9)	1,278,046	1.5%	1,278,046	0	1,278,046	0
Randy Snyder 2009 Extended Family Trust (2) (9)	1,425,448	1.7%	1,425,448	0	1,425,448	0
Susan Snyder 2009 Extended Family Trust (2) (9)	1,425,449	1.7%	1,425,449	0	1,425,449	0
Todd Ian Snyder Exempt Trust U/T Randy Snyder 2005 Grantor Trust (2) (9)	1,278,046	1.5%	1,278,046	0	1,278,046	0
Todd Ian Snyder Exempt Trust U/T Susan Snyder 2005 Grantor Trust (2) (9)	1,278,046	1.5%	1,278,046	0	1,278,046	0
David L. Squier (10)	62,489	0.1%	62,489	0	62,489	0
Chad Wallace	51,628	0.1%	51,628	0	51,628	0
Shirley Warner	172,788	0.2%	172,788	0	172,788	0
Bruce Weinstein (11)	72,073	0.1%	70,200	1,873	70,200	1,873
Bruce and Aida Weinstein Family Trust	1,873	0.0%	1,873	0	1,873	0
Hal Weinstein	901,000	1.0%	901,000	0	901,000	0
Dana Wilkin	154,967	0.2%	154,967	0	154,967	0
Wright Family Trust dated August 29, 2003	2,155	0.0%	2,155	0	2,155	0

(1)                                  Falcon Aerospace Holdings, LLC. is the record holder of 53,480,184 shares of common stock. Carlyle Partners IV, L.P. is the managing member of Falcon Aerospace Holdings, LLC. TC Group IV, L.P. is the general partner of Carlyle Partners IV, L.P. TC Group IV Managing GP, L.L.C. is the general partner of TC Group IV, L.P. TC Group, L.L.C. is the managing member of TC Group IV Managing GP, L.L.C. TCG Holdings, L.L.C. is the managing member of TC Group, L.L.C. Accordingly, Carlyle Partners IV, L.P., TC Group IV, L.P., TC Group IV Managing GP, L.L.C., TC Group, L.L.C. and TCG Holdings, L.L.C. each may be deemed to share beneficial ownership of the common stock owned of record by Falcon Aerospace Holdings, LLC.

TCG Holdings, L.L.C. is managed by a three person managing board, and all board action relating to the voting or disposition of these shares requires approval of a majority of the board. William E. Conway, Jr., Daniel A. D’Aniello and David M. Rubenstein are managing members of TCG Holdings, L.L.C. and, in such capacity, may be deemed to

SCHEDULE 13G

share beneficial ownership of the shares of common stock beneficially owned by TCG Holdings, L.L.C. Such individuals expressly disclaim any such beneficial ownership.

(2)                                  Pursuant to an escrow agreement between Carlyle and Randy Snyder, the consent of Carlyle is required prior to the disposition of shares held by certain affiliates of Randy Snyder, including the Randy Snyder 2009 Extended Family Trust, Susan Snyder 2009 Extended Family Trust, Justin Henry Snyder Exempt Trust U/T Randy Snyder 2005 Grantor Trust, Justin Henry Snyder Exempt Trust U/T Susan Snyder 2005 Grantor Trust, Joshua Jack Snyder Exempt Trust U/T Randy Snyder 2005 Grantor Trust, Joshua Jack Snyder Exempt Trust U/T Susan Snyder 2005 Grantor Trust, Todd Ian Snyder Exempt Trust U/T Randy Snyder 2005 Grantor Trust and the Todd Ian Snyder Exempt Trust U/T Susan Snyder 2005 Grantor Trust, which are collectively referred to as the Snyder Trusts. Carlyle disclaims beneficial ownership of the shares held by the Snyder Trusts.

(3)                                  Includes 71,183 shares of Common Stock beneficially owned by Mr. Fulchino and the right to acquire up to 5,220 additional shares of Common Stock pursuant to options.

(4)                                  Includes 39,914 shares of Common Stock beneficially owned by Mr. Jumper and the right to acquire up to 5,220 additional shares of Common Stock pursuant to options.

(5)           Includes 3,223 shares of Common Stock beneficially owned by Mr. Lee, who serves as trustee of the Lee Living Trust. Mr. Lee has sole voting power and dispositive power over the shares held by the Lee Living Trust. Also consists of 3,600 shares of Common Stock beneficially owned by Mr. Lee and the right to acquire up to 295,083 shares of Common Stock pursuant to options.

(6)           Includes 12,085 shares of Common Stock beneficially owned by Mr. Murray and the right to acquire up to 393,444 additional shares of Common Stock pursuant to options.

(7)           Includes 52,237 shares of Common Stock beneficially owned by Mr. Paulson and the right to acquire up to 5,220 additional shares of Common Stock pursuant to options.

(8)           Includes 22,500 shares of Common Stock beneficially owned by Mr. Snyder and the right to acquire up to 1,967,211 shares of Common Stock pursuant to options.

(9)           Controlled by U.S. Trust Company of Delaware, as trustee.  Michael Neri, as Senior Vice President of U.S. Trust Company of Delaware, has sole voting and dispositive power over the shares held by the trust.

(10)         Includes 55,964 shares of Common Stock beneficially owned by Mr. Squier and the right to acquire up to 6,525 additional shares of Common Stock pursuant to options.

(11)         Includes 9,000 shares of Common Stock beneficially owned by Mr. Weinstein and the right to acquire up to 892,000 shares of Common Stock pursuant to options.

SCHEDULE 13G

Item 5.	Ownership of Five Percent or Less of a Class
Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person
Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
Not applicable

Item 8.	Identification and Classification of Members of the Group
Not applicable.

Item 9.	Notice of Dissolution of Group
Not applicable.

SCHEDULE 13G

Item 10.	Certification
Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:                    February 14, 2012

TCG Holdings, L.L.C.

by:	/s/ Jeremy W. Anderson, attorney-in-fact
Name:	David M. Rubenstein
Title:	Managing Director

TC GROUP, L.L.C.
by: TCG Holdings, L.L.C., its Managing Member

by:	/s/ Jeremy W. Anderson, attorney-in-fact
Name:	David M. Rubenstein
Title:	Managing Director

TC GROUP IV MANAGING GP, L.L.C.
by: TC Group, L.L.C., its Managing Member
by: TCG Holdings, L.L.C., its Managing Member

by:	/s/ Jeremy W. Anderson, attorney-in-fact
Name:	David M. Rubenstein
Title:	Managing Director

TC GROUP IV, L.P.
by: TC Group IV Managing GP, L.L.C., its General Partner
by: TC Group, L.L.C., its Managing Member
by: TCG Holdings, L.L.C., its Managing Member

by:	/s/ Jeremy W. Anderson, attorney-in-fact
Name:	David M. Rubenstein
Title:	Managing Director

SCHEDULE 13G

CARLYLE PARTNERS IV, L.P.
by: TC Group IV, L.P., its General Partner
by: TC Group IV Managing GP, L.L.C., its General Partner
by: TC Group, L.L.C., its Managing Member
by: TCG Holdings, L.L.C., its Managing Member

by:	/s/ Jeremy W. Anderson, attorney-in-fact
Name:	David M. Rubenstein
Title:	Managing Director

FALCON AEROSPACE HOLDINGS, LLC
by: Carlyle Partners IV, L.P., its Managing Member
by: TC Group IV, L.P., its General Partner
by: TC Group IV Managing GP, L.L.C., its General Partner
by: TC Group, L.L.C., its Managing Member
by: TCG Holdings, L.L.C., its Managing Member

by:	/s/ Jeremy W. Anderson, attorney-in-fact
Name:	David M. Rubenstein
Title:	Managing Director

Michael W. Allen

by:	/s/ John G. Holland, attorney-in-fact
Name:	Michael W. Allen

Michael Battenfield

by:	/s/ John G. Holland, attorney-in-fact
Name:	Michael Battenfield

Morris Benoun

by:	/s/ John G. Holland, attorney-in-fact
Name:	Morris Benoun

John Chalaris

by:	/s/ John G. Holland, attorney-in-fact
Name:	John Chalaris

SCHEDULE 13G

Han Sun Cho

by:	/s/ John G. Holland, attorney-in-fact
Name:	Han Sun Cho

Victoria J. Conner

by:	/s/ John G. Holland, attorney-in-fact
Name:	Victoria J. Conner

Frank Derasmo

by:	/s/ John G. Holland, attorney-in-fact
Name:	Frank Derasmo

Gregory Dietz

by:	/s/ John G. Holland, attorney-in-fact
Name:	Gregory Dietz

Paul E. Fulchino

by:	/s/ John G. Holland, attorney-in-fact
Name:	Paul E. Fulchino

Stephen Gold

by:	/s/ John G. Holland, attorney-in-fact
Name:	Stephen Gold

James E. Grason

by:	/s/ John G. Holland, attorney-in-fact
Name:	James E. Grason

George Hess

by:	/s/ John G. Holland, attorney-in-fact
Name:	George Hess

SCHEDULE 13G

George and Lisa Hess Trust dated October 1, 2003

by:	/s/ John G. Holland, attorney-in-fact
Name:	George and Lisa Hess Trust dated October 1, 2003

John P. Jumper

by:	/s/ John G. Holland, attorney-in-fact
Name:	John P. Jumper

Sheryl Knights

by:	/s/ John G. Holland, attorney-in-fact
Name:	Sheryl Knights

Mark Kuntz

by:	/s/ John G. Holland, attorney-in-fact
Name:	Mark Kuntz

Tommy Lee

by:	/s/ John G. Holland, attorney-in-fact
Name:	Tommy Lee

Lee Living Trust

by:	/s/ John G. Holland, attorney-in-fact
Name:	Lee Living Trust

Alex Murray

by:	/s/ John G. Holland, attorney-in-fact
Name:	Alex Murray

SCHEDULE 13G

Robert D. Paulson

by:	/s/ John G. Holland, attorney-in-fact
Name:	Robert D. Paulson

John Segovia

by:	/s/ John G. Holland, attorney-in-fact
Name:	John Segovia

Randy J. Snyder

by:	/s/ John G. Holland, attorney-in-fact
Name:	Randy J. Snyder

Joshua Jack Snyder Exempt Trust
U/T Randy Snyder 2005 Grantor Trust

by:	/s/ John G. Holland, attorney-in-fact
Name:	Joshua Jack Snyder Exempt Trust
U/T Randy Snyder 2005 Grantor Trust

Joshua Jack Snyder Exempt Trust
U/T Susan Snyder 2005 Grantor Trust

by:	/s/ John G. Holland, attorney-in-fact
Name:	Joshua Jack Snyder Exempt Trust
U/T Susan Snyder 2005 Grantor Trust

Justin Henry Snyder Exempt Trust
U/T Randy Snyder 2005 Grantor Trust

by:	/s/ John G. Holland, attorney-in-fact
Name:	Justin Henry Snyder Exempt Trust
U/T Randy Snyder 2005 Grantor Trust

Justin Henry Snyder Exempt Trust
U/T Susan Snyder 2005 Grantor Trust

by:	/s/ John G. Holland, attorney-in-fact
Name:	Justin Henry Snyder Exempt Trust
U/T Susan Snyder 2005 Grantor Trust

SCHEDULE 13G

Randy Snyder 2009 Extended Family Trust

by:	/s/ John G. Holland, attorney-in-fact
Name:	Randy Snyder 2009 Extended Family Trust

Susan Snyder 2009 Extended Family Trust

by:	/s/ John G. Holland, attorney-in-fact
Name:	Susan Snyder 2009 Extended Family Trust

Todd Ian Snyder Exempt Trust
U/T Randy Snyder 2005 Grantor Trust

by:	/s/ John G. Holland, attorney-in-fact
Name:	Todd Ian Snyder Exempt Trust
U/T Randy Snyder 2005 Grantor Trust

Todd Ian Snyder Exempt Trust
U/T Susan Snyder 2005 Grantor Trust

by:	/s/ John G. Holland, attorney-in-fact
Name:	Todd Ian Snyder Exempt Trust
U/T Susan Snyder 2005 Grantor Trust

David L. Squier

by:	/s/ John G. Holland, attorney-in-fact
Name:	David L. Squier

Chad Wallace

by:	/s/ John G. Holland, attorney-in-fact
Name:	Chad Wallace

Shirley Warner

by:	/s/ John G. Holland, attorney-in-fact
Name:	Shirley Warner

SCHEDULE 13G

Bruce Weinstein

by:	/s/ John G. Holland, attorney-in-fact
Name:	Bruce Weinstein

Bruce and Aida Weinstein Family Trust

by:	/s/ John G. Holland, attorney-in-fact
Name:	Bruce and Aida Weinstein Family Trust

Hal Weinstein

by:	/s/ John G. Holland, attorney-in-fact
Name:	Hal Weinstein

Dana Wilkin

by:	/s/ John G. Holland, attorney-in-fact
Name:	Dana Wilkin

Wright Family Trust dated August 29, 2003

by:	/s/ John G. Holland, attorney-in-fact
Name:	Wright Family Trust dated August 29, 2003

SCHEDULE 13G

LIST OF EXHIBITS

Exhibit No.	Description

24.1	Power of Attorney of the Carlyle Reporting Persons

24.2	Power of Attorney of the Reporting Persons

99	Joint Filing Agreement